Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements and financial statement schedule of Post Properties, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, dated February 27, 2014 appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
December 3, 2014